                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             RF MICRO DEVICES, INC.

         Pursuant to Section 55-10-07 of the North Carolina General Statutes, RF Micro Devices, Inc. (the "Corporation") hereby submits the following for the purpose of amending and restating its articles of incorporation.

         1.      The name of the Corporation is RF Micro Devices, Inc.

         2.      Capitalization.

                 (a) Authorized Shares. The number of shares of stock that the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, no par value (the "Common Stock"); (ii) until the time of any automatic conversion of such outstanding shares as provided for in paragraph 3(d)(v) hereof, 1,000,000 shares of Class A-1 Convertible Preferred Stock, no par value (the "Class A-1 Preferred Stock"), 1,100,000 shares of Class A-2 Convertible Preferred Stock, no par value (the "Class A-2 Preferred Stock"), 3,700,000 shares of Class B Convertible Preferred Stock, no par value (the "Class B Preferred Stock"), 2,700,000 shares of Class C Convertible Preferred Stock, no par value (the "Class C Preferred Stock"), and 1,200,000 shares of Class D Convertible Preferred Stock, no par value (the "Class D Preferred Stock"); and (iii) from and after the time of any automatic conversion of the outstanding shares of Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock described in clause (ii) above, 5,000,000 shares of one or more classes of preferred stock, no par value, to be established by the Board of Directors of the Corporation as provided herein (the "New Preferred Stock") or one or more series within a class so established. The Class A-1 Preferred Stock and the Class A-2 Preferred Stock are referred to collectively as the "Class A Preferred Stock." The Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock are referred to collectively as the "Old Preferred Stock."

                 (b) Class D Preferred Stock. The Board of Directors is expressly authorized to establish, at any time up to and including December 31, 1998, but not thereafter, and provided such stock remains authorized at such time, the Class D Preferred Stock by fixing and determining the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of the shares so established, as shall be stated and expressed in the resolution establishing such class and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

                          (i)     the designation of such class;

                          (ii) the dividend rate, if any, thereof, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                          (iii) whether the shares of such class shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

                          (iv)    the terms and amount of any sinking or
                 similar fund provided for the purchase or redemption of the shares of such class;
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                          (v)     providing that the shares of such class shall
                 be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation and the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                          (vi) the extent, if any, to which the holders of the shares of such class shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

                          (vii) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

                          (viii) the rights of the holders of the shares of such class upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than in the case of involuntary dissolution; and

                          (ix) any other preferences, limitations or relative rights of shares of such class consistent with this Article and applicable law;

         provided, however, that shares of such Class D Preferred Stock may only be issued upon the conversion or exercise, as the case may be, and in accordance with the terms, of the Corporation's Subordinated Convertible Promissory Note dated June 6, 1996 in the principal amount of $10,000,000 (the "Convertible Note") payable to TRW Inc. ("TRW") and/or that certain Stock Purchase Warrant No. 3 dated June 6, 1996 issued by the Corporation to TRW (the "Deficit Warrant"). The preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of the Class D Preferred Stock must be substantially identical to, and ranking on a parity with, the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of (i) the class of Preferred Stock the shares of which were issued immediately prior to the first to occur of
         (x) any conversion of all or any portion of the principal amount of the Convertible Note or (y) the exercise in whole or in part of the Deficit Warrant provided that such shares were sold in a bona fide transaction or series of related transactions, the aggregate gross proceeds from which payable to the Corporation were at least $5,000,000 or (ii) if such proceeds were less than $5,000,000, then the Class C Preferred Stock, except that in any event the dividend, liquidation and redemption amounts of the Class D Preferred Stock may be different insofar as such differences are based solely on the relative differences in original issue prices of such stock and the Class D Preferred Stock.

                 (c) New Preferred Stock. The Board of Directors is expressly authorized to establish, at any time after such stock becomes authorized, one or more classes of New Preferred Stock or one or more series within a class of New Preferred Stock by fixing and determining the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of the class or series of shares so established, as shall be stated and expressed in the resolution establishing such class or series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do that is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

                          (i)     the designation of such class or series;

                          (ii) the dividend rate, if any, thereof, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation or series within a class, and whether such dividends shall be cumulative or noncumulative;

                          (iii) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

                          (iv) the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of such class or series;

                          (v) providing that the shares of such class or series may be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation and the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                          (vi) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote as a class, series or otherwise with respect to the election of directors or otherwise;

                          (vii) the restrictions and conditions, if any, upon the issue or reissue of any additional New Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

                          (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than in the case of involuntary dissolution; and

                          (ix) any other preferences, limitations or relative rights of shares of such class or series consistent with this Article 2 and applicable law.

         3. The powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of Common Stock and of the Old Preferred Stock are as follows:

                 (a) Dividends. The holders of record of the then outstanding shares of Old Preferred Stock shall not be entitled to receive any regular fixed or cumulative dividend, but shall be entitled to receive when, as and if declared by the Board of Directors out of any funds legally available therefor, such dividends as are declared and paid in accordance with the provisions of this paragraph 3(a). No dividends (other than those payable solely by delivery of additional shares of Common Stock) shall be declared on the Common Stock unless prior to or simultaneously with such declaration, a dividend is declared on each share of Old Preferred Stock in an amount equal to or greater than the amount that would have been received by the holders of the Old Preferred Stock had such holders held, on the record date for the Common Stock dividend, the number of shares of Common Stock into which the Old Preferred Stock would have been convertible upon conversion of the Old Preferred Stock pursuant to paragraph 3(d) hereof. No dividends shall be declared on the Class A Preferred Stock, the Class B Preferred Stock or the Class C Preferred Stock unless prior to or simultaneously with such declaration a dividend in an equal amount is declared with respect to the Class A Preferred Stock, Class B Preferred Stock or the Class C Preferred Stock, as the case may be, calculated on the basis that each holder of Old Preferred Stock held, on the record date for such dividend, the number of shares of Common Stock into which his or its Old Preferred Stock would have been convertible upon conversion of the Old Preferred Stock in accordance with paragraph 3(d) hereof. If, following the declaration of dividends in accordance with the terms hereof, there shall be insufficient funds legally available for the payment of dividends to the holders of each share of stock upon which a dividend was so declared, then payment shall be made as follows: first, to the holders of Old Preferred Stock, ratably in accordance with their ownership of such shares; and second, if dividends shall have been declared with respect to such shares, to the holders of Common Stock, ratably in accordance with their ownership of such shares. If in accordance with the preceding sentence one or more classes of stock shall not have been paid all dividends previously declared thereon, the deficiency shall first be fully paid before any other dividend or distribution shall be declared on any class of stock.

                 (b)      Voting.

                          (i) General. Except as otherwise expressly provided herein or required by law, the Old Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation. Each share of Old Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Old

                 Preferred Stock is convertible at the record date for the determination of the shareholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

                          (ii) Class A Preferred Stock. The affirmative consent or vote of the holders holding sixty percent (60%) of the aggregate outstanding shares of Class A Preferred Stock shall be required with respect to any amendment of these Articles of Incorporation or the the Bylaws of the Corporation (the "Bylaws") if such amendment would have an adverse effect on the rights, preferences or privileges of the holders of shares of Class A Preferred Stock that is materially and adversely different from the effect of such amendment on the rights, preferences or privileges of the holders of other classes of Old Preferred Stock.

                          (iii) Class B Preferred Stock. The affirmative consent or vote of the holders holding sixty percent (60%) of the aggregate outstanding shares of Class B Preferred Stock shall be required with respect to any amendment of these Articles of Incorporation or the Bylaws if such amendment would have an adverse effect on the rights, preferences or privileges of the holders of shares of Class B Preferred Stock that is materially and adversely different from the effect of such amendment on the rights, preferences or privileges of the holders of other classes of Old Preferred Stock.

                          (iv) Class C Preferred Stock. The affirmative consent or vote of the holders holding seventy-five percent (75%) of the aggregate outstanding shares of Class C Preferred Stock shall be required with respect to any amendment of these Articles of Incorporation or the Bylaws if such amendment would have an adverse effect on the rights, preferences or privileges of the holders of shares of Class C Preferred Stock that is materially and adversely different from the effect of such amendment on the rights, preferences or privileges of the holders of other classes of Old Preferred Stock.

                          (v)     Old Preferred Stock Generally. The
                 affirmative consent or vote of the holders holding sixty percent (60%) of the Old Preferred Stock (voting as a single class on an as-if-converted basis) (the "Required Holders") shall be required with respect to any action not specifically provided for herein (A) that would amend these Articles of Incorporation or the Bylaws if such amendment would adversely affect the rights, preferences or privileges of the holders of the Old Preferred Stock in a comparable manner; (B) that would create, by reclassification or otherwise, any new class or series of any stock of the Corporation having preference equivalent to or over the Old Preferred Stock; (C) that would increase or decrease the authorized number of shares of Old Preferred Stock; (D) that would result in the redemption of any shares of Common Stock or Old Preferred Stock (other than pursuant to employment agreements); (E) that would result in any merger, consolidation, corporate reorganization, sale of control, or sale or other disposition of all or substantially all of the assets of the Corporation; or (F) that would result in the issuance or sale of any shares of any class of the Corporation's capital stock, or the granting, issuance or sale of any options, warrants or other obligations or securities that are directly or indirectly convertible into or exchangeable for shares of any class of such capital stock, or the issuance or sale of any rights to subscribe for or options to purchase such obligations or stock other than (X) the issuance of options to purchase up to an aggregate of 1,426,000 shares of Common Stock issued or issuable pursuant to the Corporation's stock option plans, (Y) the issuance of shares of Common Stock pursuant to such options, or (Z) the issuance of shares of Common Stock upon the conversion or exercise, as the case may be, of (1) that certain Stock Purchase Warrant No. 1 dated August 7, 1995 issued by the Corporation to Allen Telecom Group, Inc., (2) that certain Stock Purchase Warrant No. 2 dated November 10, 1995 issued by the Corporation to Allen Telecom Group, Inc. (Warrants No. 1 and 2 collectively, the "Allen Telecom Group Warrants"), (3) the Convertible Note, (4) the Deficit Warrant or (5) that certain Stock Purchase Warrant No. 4 dated June 6, 1996 (the "TRW Warrant") issued by the Corporation to TRW. If at any time a shareholder, alone or together with one or more of its affiliates or any other person for whom such shareholder serves as the Related Investor (as defined in the Securities Purchase Agreement between TRW and the Corporation dated June 6, 1996), owns 20% or more of the Corporation's then outstanding equity securities (calculated on a fully diluted basis), then the reference above to "sixty percent (60%) of the Old Preferred Stock" shall thereafter be deemed a reference to "more than fifty percent (50%) of the Old Preferred Stock."

                 (c)      Liquidation.

                          (i) Distribution Preference. In the event of any liquidation, dissolution, winding up, liquidating dividend or a dividend as part of a plan of liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (collectively, a "Liquidating Event"), the holders of Class A-1, Class A-2, Class B and Class C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1.538, $1.692, $2.75 and $6.048 per share (as adjusted for any stock dividend, combinations or splits with respect to such shares), respectively, plus all declared but unpaid dividends on such share for each share of Class A-1, Class A-2, Class B or Class C Preferred Stock then held by them (the "Liquidation Preference"). Written notice of any such Liquidating Event, stating a payment date, the place where such payment shall be made, the amount of each liquidating payment and the amount of declared but unpaid dividends to be paid, shall be given by first class mail, postage paid, not less than fifteen (15) days prior to the payment date stated therein, to each holder of record of Old Preferred Stock at such holder's address as shown on the records of the Corporation. The Class A-1, Class A-2, Class B and Class C Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such class upon the occurrence of a Liquidating Event. If upon the occurrence of such Liquidating Event, the assets and funds to be thus distributed among the holders of Old Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preferences due hereunder, then the holders of Old Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the respective Liquidation Preferences that would otherwise be payable with respect to the shares held by them upon such distribution if all Liquidation Preferences payable on or with respect to such shares were paid in full.

                          (ii) Distribution to Holders of Common Stock. After such payment shall have been made in full to the holders of Old Preferred Stock as provided in subparagraph 3(c)(i) above, the holders of Common Stock shall be entitled to receive from the remaining assets of the Corporation a per share cash amount equal to $.50 per share, plus, in the case of each share, a cash amount equal to dividends declared but unpaid thereon, if any. If, upon any such Liquidating Event, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Common Stock the full amount to which they shall be entitled, the holders of Common Stock shall share ratably in any distribution of assets of the Corporation.

                          (iii) Distribution of Remaining Assets. Any assets of the Corporation remaining after the payments specified in subparagraphs 3(c)(i) and 3(c)(ii) above shall be distributed with respect to the outstanding Common Stock and Old Preferred Stock (each share of such Old Preferred Stock shall be treated for purposes of this distribution as the number of shares of Common Stock into which such share could be converted) pro rata without regard to class.

                          (iv) Merger, Reorganization, Sale of Assets. For the purposes of this paragraph 3(c), any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or a sale of all or substantially all the assets of the Corporation, shall be treated as a Liquidating Event and entitle each holder of the outstanding shares of Old Preferred Stock to receive at the closing of such transaction in cash, securities or a combination thereof, the amounts specified in subparagraphs 3(c)(i) and 3(c)(iii) above unless the holders of sixty percent (60%) of each class of Old Preferred Stock (seventy-five percent (75%) in the case of the Class C Preferred Stock) elect to not treat such occurrence as a Liquidating Event.

                          (v) Distribution of Property. For purposes of this paragraph 3(c), if any assets distributed to stockholders consist of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

                 (d) Conversion into Common Stock. Each holder of shares of Old Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, at any time and from time to time, into shares of the Corporation's Common Stock as follows:

                          (i) Conversion Rate and Conversion Value. Each share of Old Preferred Stock initially shall be convertible into one (1) share of the Corporation's Common Stock (the "Conversion Rate") based upon a conversion value per share equal to $1.538 for Class A-1 Preferred Stock, $1.692 for Class A-2 Preferred Stock, $2.75 for Class B Preferred Stock and $6.048 for Class C Preferred Stock (each, a "Conversion Value"), which Conversion Rate and Conversion Value are subject to adjustment as hereinafter provided. Upon and following any adjustment to the Conversion Rate as hereinafter provided, each share of Old Preferred Stock shall be convertible into that number of shares of Common Stock equal to the Conversion Rate in effect following such adjustment.

                          (ii) Procedure for Conversion. In order to exercise the conversion privilege, a holder of Old Preferred Stock shall surrender the certificate or certificates representing the shares of the Old Preferred Stock being converted to the Corporation at its principal offices, accompanied by written notice to the Corporation that such holder elects to convert the same. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. As promptly as practicable after the receipt of such notice and surrender of the certificate or certificates as aforesaid, the Corporation shall issue and deliver to such holder, or on its written order, to a third party designated by the holder as the proper and duly authorized recipient thereof, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the Old Preferred Stock, together with payment of the unpaid dividends on the shares of Old Preferred Stock so converted, declared through the date of written notice of conversion, if any. Such conversion shall be deemed to have been effected at the close of business on the date on which such notice shall have been received by the Corporation and the shares of Old Preferred Stock shall have been surrendered as aforesaid. No fractional shares of Common Stock shall be issued upon conversion of shares of Old Preferred Stock and any portion of the Conversion Value thereof that would otherwise be convertible into a fractional share of Common Stock shall be paid in cash.

                          (iii) Adjustment to Conversion Rate and Conversion Value. If any shares of Old Preferred Stock remain outstanding, then the Conversion Value and the Conversion Rate shall be adjusted in amount and number as provided below:

                                  (A) If the Corporation shall declare and pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect at the time of taking of a record for such dividend or at the time of such stock split, shall be proportionately increased and the Conversion Value then in effect shall be proportionately decreased, and conversely, if at any time the Corporation shall contract or reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, the Conversion Rate at the time of such action shall be proportionately decreased as of such time, and the Conversion Value then in effect shall be proportionately increased.

                                  (B)      If the Corporation shall issue or
                          sell any shares of its Common Stock at a price per share less than the Conversion Value of the Class C Preferred Stock (as previously adjusted hereunder), then and in such event, the Conversion Value for the Class C Preferred Stock shall be reduced to an amount (calculated to the nearest cent) determined by multiplying the Conversion Value by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at the Conversion Value in effect immediately prior to such issuance and the denominator of which shall be the total number of outstanding shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of additional shares of Common Stock so issued. The Conversion Rate of the Class C Preferred Stock immediately prior to the date of such issuance (as previously adjusted hereunder) shall be adjusted by dividing the Conversion Rate by a fraction, of which the numerator shall be the Conversion Value adjusted pursuant to the immediately preceding sentence, and of which the denominator shall be the Conversion Value in effect immediately prior to such adjustment, such adjustment to be immediately effective thereafter.

                                  (C)      If the Corporation shall sell or
                          issue options, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share that, when added to the consideration (per share of Common Stock), if any, received for such options, rights or warrants is less than the Conversion Value of the Class C Preferred Stock (as previously adjusted hereunder), the Conversion Value of the Class C Preferred Stock shall be reduced to an amount (calculated to the nearest cent) determined by multiplying the Conversion Value by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of shares of Common Stock that the aggregate purchase price of the total number of options, rights or warrants so offered (together with the exercise price of such options, rights or warrants) would purchase at the Conversion Value in effect immediately prior to such issuance, and the denominator of which shall be the total number of shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of additional shares of Common Stock that may be obtained upon the exercise of such options, rights or warrants. The Conversion Rate of the Class C Preferred Stock immediately prior to the date of such issuance (as previously adjusted hereunder) shall be adjusted by dividing the Conversion Rate by a fraction, of which the numerator shall be the Conversion Value adjusted pursuant to the immediately preceding sentence, and of which the denominator shall be the Conversion Value in effect immediately prior to such adjustment, such adjustment to be immediately effective thereafter. If such options, rights or warrants shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to the Corporation upon the exercise thereof, the Conversion Value and the Conversion Rate of the Class C Preferred Stock shall forthwith upon any such increase becoming effective be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same; provided, that upon the expiration or termination of such options, rights or warrants, if any such options, rights or warrants shall not have been exercised, then the Conversion Value and the Conversion Rate of the Class C Preferred Stock shall forthwith be readjusted and thereafter be the amount and rate at which they would have been had an adjustment been made on the basis that (x) the only options, rights or warrants so issued or sold were those so exercised and (y) they were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such options, rights or warrants whether or not exercised.

                                  (D)      If the Corporation shall issue or
                          sell securities convertible into Common Stock entitling the holder thereof to convert such securities into shares of Common Stock at a conversion price per share (i.e., the amount payable upon involuntary liquidation, in the case of stock, or the principal amount, in the case of debt, divided by the number of shares of Common Stock issuable upon conversion thereof) that is less than the Conversion Value of the Class C Preferred Stock (as previously adjusted hereunder), the Conversion Value of the Class C Preferred Stock shall each be reduced to an amount (calculated to the nearest cent) determined by multiplying the Conversion Value by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of shares of Common Stock that the aggregate conversion price of the total number of shares of Common Stock issuable upon conversion of such convertible securities would purchase at the Conversion Value in effect immediately prior to such issuance, and the denominator of which shall be the total number of outstanding shares of Common Stock of the Corporation, determined on a fully-diluted basis and as if all shares of Old Preferred Stock have been converted, plus the number of additional shares of Common Stock issuable upon conversion of such convertible securities so issued. The Conversion Rate of the Class C Preferred Stock immediately prior to the date of such issuance (as previously adjusted hereunder) shall be adjusted by dividing the Conversion Rate by a fraction, of which the numerator shall be the Conversion Value adjusted pursuant to the immediately preceding sentence, and of which the denominator shall be the Conversion Value in effect immediately prior to such adjustment, such adjustment to be immediately effective thereafter. If such convertible securities shall by their terms provide for an increase or increases with the passage of time or otherwise in the conversion price thereof, the Conversion Value and the Conversion Rate of the Class C Preferred Stock shall forthwith upon any such increase becoming effective be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same; provided, that upon the expiration or termination of the conversion rights under said convertible securities, if any such conversion rights shall not have been exercised, then the Conversion Value and the Conversion Rate of the Class C Preferred Stock shall forthwith be readjusted and thereafter be the amount and rate at which they would have been had an adjustment been made on the basis that (x) the Corporation issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such conversion rights, and (y) such shares were issued and sold for a consideration equal to the aggregate conversion price in effect under the conversion rights actually exercised at the respective dates of their exercise.

                                  (E)      Notwithstanding anything contained
                          herein to the contrary, the provisions of this subparagraph 3(d)(iii) shall not apply with respect to the issuance of the Excluded Securities as hereinafter defined. For the purposes hereof, "Excluded Securities" shall mean and include the following:

                                        (1)     Shares of the Common Stock to
                                  be issued in connection with the exercise of options granted or to be granted to employees, directors, officers, consultants, advisors and other individuals performing services for or on behalf of the Corporation pursuant to the terms of the Corporation's stock option plans to purchase up to 1,426,000 shares of Common Stock in the aggregate (subject to appropriate adjustments in the event of stock dividends, stock splits or similar capital adjustments or recapitalizations) upon the vesting and subsequent exercise of such options;

                                        (2)     Shares of Common Stock issued
                                  upon conversion of Old Preferred Stock;

                                        (3)     Shares of Common Stock,
                                  options, rights, warrants or convertible securities designated as Excluded Securities by the holders of seventy-five percent (75%) of the Class C Preferred Stock;

                                        (4)     Shares of Common Stock to be
                                  issued in connection with the exercise of options (other than the options referred to in clause (1) above) to be granted to officers or employees of the Corporation pursuant to the terms of one or more stock purchase plans adopted by the Corporation, if the Required Holders designated such shares of Common Stock as Excluded Securities; and

                                        (5)     Shares of Common Stock issued
                                  upon the exercise of the Allen Telecom Group
                                  Warrants.

                          (iv)    Notice of Adjustments.

                                  (A)      Whenever the Conversion Rate or the
                          Conversion Value of the Old Preferred Stock shall be adjusted as provided in this paragraph 3(d), the Corporation shall as soon as practicable thereafter file at its principal office a statement signed by its Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Conversion Rate and Conversion Value that shall be in effect after such adjustment and shall cause a copy of such statement to be sent to the holders of all shares of Old Preferred Stock at their addresses appearing on the records of the Corporation.

                                  (B)      All shares of Common Stock that
                          shall be issued from time to time upon conversion of the Old Preferred Stock shall be duly and validly issued and fully paid and nonassessable.

                          (v)     Mandatory Conversion into Common Stock.

                                  (A)      Contemporaneously with the closing
                          of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale to the public of Common Stock resulting in gross proceeds to the Corporation (before deduction of underwriters' commissions and expenses) of not less than $15,000,000 and at a price per share to the public that implies a pre-financing, fully-diluted valuation of the Corporation of at least $75,000,000 (a "Public Offering"), each share of Old Preferred Stock shall automatically be converted into the number of shares of Common Stock then applicable to such share in accordance with the adjustment provisions of this paragraph 3(d). Following such automatic conversion of outstanding shares of Old Preferred Stock, all shares of Old Preferred Stock and Class D Preferred Stock shall cease to be authorized for issuance by the Corporation, and the authorized capitalization of the Corporation shall consist of 50,000,000 shares of Common Stock and 5,000,000 shares of New Preferred Stock.

                                  (B)      All holders of record of shares of
                          Old Preferred Stock will be given at least twenty
                          (20) days' prior written notice of the date fixed and place designated for mandatory conversion of the Old Preferred Stock, and the event that resulted in the mandatory conversion of the Old Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of the Old Preferred Stock at such holder's address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Old Preferred Stock shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The procedures for conversion set forth in subparagraph 3(d)(ii) above and other provisions relating to conversion of Old Preferred Stock into Common Stock set forth elsewhere herein shall apply to the mandatory conversion of the Old Preferred Stock provided in this subparagraph 3(d)(v).

                          (vi) Optional Redemption. On or after November 23, 2000 and provided that no Public Offering shall have occurred, the Required Holders, by written notice to the Corporation executed by the Required Holders, shall have the right to require the Corporation to redeem the Old Preferred Stock on the following terms:

                                  (A)      The redemption price shall be the
                          Liquidation Preference of the shares of Old Preferred Stock.

                                  (B) As soon as practicable following the receipt of the written notice from the Required Holders, the Corporation shall deliver to each holder of Old Preferred Stock a notice stating (1) that the Corporation has been required to redeem such of the Old Preferred Stock as the holders thereof shall desire to be redeemed and (2) the redemption price for each share. Within 30 days following the delivery of such notice, each holder of Old Preferred Stock who shall desire the Corporation to redeem such shares shall surrender the stock certificates representing its ownership of all such shares, together with its written demand for redemption.

                                  (C)      Upon receipt of each such stock
                          certificate and demand for redemption, the Corporation shall deliver to each such holder its duly authorized and executed promissory note (individually, a "Redemption Note" and collectively, the "Redemption Notes") providing for the payment of the Redemption Price of the shares redeemed in 36 equal monthly payments, together with interest at the rate of 12%. The Redemption Notes may be prepaid without penalty.

                          (vii) No Impairment. The Corporation will not, by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this paragraph 3(d) and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Old Preferred Stock against impairment.

                          (viii) Reservation of Common Stock. The Corporation shall, at all times when any shares of Old Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Old Preferred Stock into Common Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Old Preferred Stock.

                          (ix) No Adjustment. Upon any voluntary conversion of the Old Preferred Stock, no adjustment to the conversion rights shall be made for declared and unpaid dividends on such stock surrendered for conversion; provided, however, that this subparagraph 3(d)(ix) shall not limit the right of the former holders of Old Preferred Stock so converted to collect such declared and unpaid dividends.

         4. The address of the registered office of the Corporation in the State of North Carolina is 7625 Thorndike Road, Greensboro, Guilford County, North Carolina 27409, and the name of its registered agent at such address is William J. Pratt.

         5. To the fullest extent permitted by applicable law, no person who is serving or has served as a director of the Corporation shall have any personal liability arising out of any action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as director. This Article 5 shall not impair any right to indemnity from the Corporation that any director may now or hereafter have. Any repeal or modification of this Article 5 shall be prospective only and shall not adversely affect any limitation hereunder on the personal liability of a director with respect to modification.

         6. The following provisions shall govern certain business combinations involving the Corporation. Capitalized terms used in this Article 6 and not otherwise defined in these Articles of Incorporation shall have the meanings ascribed to them in paragraph 6(d) hereof.

                 (a) Any Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles of Incorporation if the Business Combination shall have been approved by at least a majority of the Continuing Directors and, if deemed advisable by a majority of the Continuing Directors, the Board of Directors shall have obtained an opinion of a reputable investment banking firm to the effect that the financial terms of such Business Combination are fair from a financial point of view to the holders of Voting Shares (other than the Interested Shareholder).

                 (b) If the provisions of paragraph 6(a) have not been satisfied, any Business Combination shall require the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of at least 60% in interest of the issued and outstanding Voting Shares of the Corporation held by Persons other than any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

                 (c) The provisions of paragraphs 6(a) and 6(b) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these Articles of Incorporation, if such Business Combination constitutes a transaction between the Corporation or any Subsidiary and any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its Subsidiaries; provided, however, that this paragraph 6(c) shall not apply to any transaction to which any Affiliate of any Interested Shareholder is a party.

                 (d)      For the purposes of these Articles of Incorporation:

                          (i) The term "Business Combination" shall mean any transaction that is referred to in any one or more of clauses (A) through (F) of this subparagraph 6(d)(i) and that occurs at any time following the closing of a Public Offering:

                                  (A)      Any merger, share exchange or
                          consolidation of the Corporation or any Subsidiary with or into (1) any Interested Shareholder or (2) any other entity (whether or not itself an Interested Shareholder) that immediately before is, or immediately after such merger, share exchange or consolidation would be, an Affiliate of an Interested Shareholder;

                                  (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary when such assets have an aggregate Fair Market Value of $5,000,000 or more;

                                  (C)      The issuance or transfer to any
                          Interested Shareholder or any Affiliate of any Interested Shareholder by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation or any Subsidiary where such equity securities have an aggregate Fair Market Value of $5,000,000 or more;

                                  (D) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

                                  (E)      Any reclassification of securities
                          (including any reverse stock split), or
                          recapitalization of the Corporation, or any merger, share exchange or consolidation of the Corporation with or into any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                                  (F)      Any agreement, contract or other
                          arrangement providing for any of the transactions described in this definition of "Business Combination."

                          (ii) A "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

                          (iii) "Interested Shareholder" shall mean any Person (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries) who or which, along with any Affiliates and Associates of the Interested Shareholder:

                                  (A) Is the Beneficial Owner, directly or indirectly, of more than 15% of the Voting Shares of the Corporation or a Subsidiary; or

                                  (B)      Is an assignee of or has otherwise
                          succeeded to any share of capital stock of the Corporation or a Subsidiary that was at any time within two years prior thereto beneficially owned by any Interested Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                 A Person shall be deemed an Interested Shareholder for the purpose of this definition if such Person is an Interested Shareholder as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, as of the date any definitive agreement relating to a Business Combination is entered into or amended so as to make it less favorable to the Corporation or its shareholders other than the Interested Shareholder, or immediately prior to the consummation of any such Business Combination.

                          (iv) A Person shall be the "Beneficial Owner" of any Voting Shares:

                                  (A)      As to which such Person or any of
                          its Affiliates and Associates, pursuant to any agreement, arrangement or understanding, or otherwise, has or shares, directly or indirectly, voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, or both;

                                  (B)      That such Person or any of its
                          Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

                                  (C)      That are beneficially owned,
                          directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

                          (v) "Voting Shares" when used with respect to the Corporation or a Subsidiary shall mean shares of such entity having power to vote on the election of directors. For the purpose of determining whether a Person is an Interested Shareholder pursuant to subparagraph 6(d)(iii), the outstanding Voting Shares shall include shares deemed owned by a Beneficial Owner through application of subparagraph 6(d)(iv) but shall not include any other Voting Shares that may be issuable to any other Person pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

                          (vi) "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1997.

                          (vii) "Subsidiary" shall mean any entity of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1,
                 1997) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph 6(d)(iii), the term "Subsidiary" shall mean only an entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                          (viii)  "Continuing Director" shall mean an
                 individual who was a member of the Board of Directors of the Corporation on the date a Person became an Interested Shareholder; provided, however, that each individual who was elected as a member of the Board of Directors at the 1997 Annual Meeting of the Shareholders of the Corporation shall be deemed to be a Continuing Director with respect to any Person who was an Interested Shareholder at or prior to April 10, 1997 notwithstanding the fact that he or she may have become a member of the Board of Directors of the Corporation after the date on which such Person became an Interested Shareholder.

                          (ix) "Fair Market Value" shall mean (A) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, as quoted in the National Association of Securities Dealers, Inc. Automated Quotations System (National Market System), or, if such stock is not included in such system, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors.

                 (e) The Continuing Directors, by a majority vote, shall have the power to determine for the purposes of this Article 6 on the basis of information known to them (i) the number of Voting Shares beneficially owned by any Person, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph 6(d)(iv), (iv) whether the assets of the Corporation or any Subsidiary have an aggregate fair market value of $5,000,000 or more, (v) whether the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $5,000,000 or more and (vi) such other matters with respect to which a determination is necessary or appropriate under this Article 6.

                 (f) Nothing contained in this Article 6 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         7. Except as otherwise provided herein (and in addition to any other vote that may be required by law, these Articles of Incorporation or the Bylaws), following the closing of a Public Offering, the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of at least 60% in interest of the Voting Shares of the Corporation issued and outstanding held by Persons other than an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder shall be required to amend, alter or repeal Articles 2, 6, 7 or 8 of these Articles of Incorporation or Section 4 of Article II or Section 2 of Article III of the Bylaws, or to adopt any new provision inconsistent with such provisions of these Articles of Incorporation or the Bylaws; provided, however, that if at the time of any such proposed amendment, alteration, repeal or adoption, (a) there shall exist one or more Interested Shareholders and at least a majority of the Continuing Directors approve such proposed amendment, alteration, repeal or adoption, or
(b) no such Interested Shareholder exists, and a majority of the members of the Board of Directors approve such proposed amendment, alteration, repeal or adoption, then the affirmative vote, in person or by proxy, at any meeting called as provided in the Bylaws, of the holders of a majority in interest of the issued and outstanding Voting Shares of the Corporation shall be required to approve such amendment, alteration, repeal or adoption. Pursuant to Section 55-10-20(a) of the North Carolina General Statutes, the Board of Directors may adopt, amend or repeal the Bylaws generally, including any Bylaw adopted, amended or repealed by the shareholders of the Corporation.

         8. The provisions of Articles 9 and 9A of Chapter 55 of the North Carolina General Statutes shall not be applicable to the Corporation.

         IN WITNESS WHEREOF, these Restated Articles of Incorporation are approved by the shareholders of the Corporation and executed by the President and Secretary of the Corporation, this __ day of ___, 1997, and supersede and replace all Articles of Incorporation previously filed on behalf of the Corporation and all amendments thereto.


                                          ______________________________
                                          David A. Norbury, President


                                          ______________________________
                                          Powell T. Seymour, Secretary